Exhibit (a)(9)

NEWS FOR RELEASE: 07/05/2012, 8:00am ET	IR and PR CONTACT: Lee A. Brown (719) 481-7213 lee.brown@ramtron.com

RAMTRON BOARD UNANIMOUSLY CONCLUDES

CYPRESS’ UNSOLICITED TENDER OFFER IS INADEQUATE

Board Unanimously Recommends Stockholders Not Tender Their Shares

Colorado Springs, CO — July 5, 2012 — Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today announced that its Board of Directors has carefully reviewed the unsolicited tender offer from Cypress Semiconductor Corporation (Nasdaq: CY) to acquire all outstanding stock of Ramtron at a price of $2.68 per share in cash, in consultation with its financial and legal advisors, and unanimously concluded that the tender offer is inadequate, does not reflect the intrinsic value of the Company, and is not in the best interest of Ramtron and its stockholders. Therefore, the Board unanimously recommends that Ramtron stockholders reject the offer and not tender their shares into the offer.

“The Board believes that the Cypress offer undervalues Ramtron’s valuable intellectual property and F-RAM technological expertise as well as the Company’s strong long term growth prospects,” said Dr. William G. Howard, Ramtron’s Chairman. “Even at an offer price of $2.68 per share, we continue to believe the offer fails to reflect the Company’s strengthened competitive position, enlarged addressable market and progress being made toward expanding the Company’s product portfolio beyond specialty memory products to also include integrated semiconductor solutions. The Board is confident that as management continues to gain traction with its demand creation initiatives and new product introductions in 2012, the Company will be positioned to fully exploit the vast untapped opportunities for F-RAM-based low energy, wireless, and high data integrity solutions in the semiconductor market. We believe that long-term value inherent in this untapped opportunity rightly belongs to Ramtron stockholders.”

The basis for the Board’s recommendation is set forth in the Schedule 14D-9 Ramtron is filing today with the Securities and Exchange Commission (“SEC”), which will be mailed shortly to stockholders. A summary of these reasons includes:

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The tender offer is inadequate and does not reflect the intrinsic value of the Company’s intellectual property, deep F-RAM technological expertise, and long-term growth prospects, and seeks to capture long-term value that rightly belongs to Ramtron stockholders.

•

Ramtron stock has traded above the offer price since the commencement of the tender offer on June 21, and closed on July 3 at $3.01 per share, which is 12% greater than the offer price of $2.68 per share.

•	Working in consultation with its financial and legal advisors, the Board is exploring strategic alternatives including, but not limited to:

•	the potential sale of the Company;

•	a strategic alignment with one or more investors or joint venture counterparties;

•	other potential strategic transactions to recognize the long-term value of the Company for its stockholders; or

•	continuing with the Company’s current growth plans.

Cypress was invited to participate in the strategic alternatives review process, made no effort to participate, and chose instead to bypass the process and commence the unsolicited tender offer. As part of this process, the Company’s management, with the assistance of the Company’s

RAMTRON BOARD UNANIMOUSLY CONCLUDES

CYPRESS’ UNSOLICITED TENDER OFFER IS INADEQUATE / Page 2

financial advisors, has engaged in discussions with a number of other parties, including major semiconductor companies, regarding a potential transaction, has entered into confidentiality agreements with certain parties and is providing those parties an opportunity to engage in a due diligence review of confidential information. The Board believes that completing the strategic review process is one way to ensure that Ramtron stockholders have the best opportunity to realize a full and fair value for their investment.

•

The Company’s financial advisor, Needham & Co., LLC, delivered an oral opinion to the Board on July 3, 2012, and subsequently confirmed in writing, that as of July 3, 2012, the tender offer was inadequate from a financial point of view to Ramtron’s stockholders.

Stockholders with questions can contact Ramtron information agent and proxy solicitor, Innisfree M&A at (888) 750-5834. Stockholders can also obtain a copy of the Schedule 14D-9 in the investor relations section of Ramtron web site, at www.ramtron.com.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. For more information, visit www.ramtron.com.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” and “prospects”, among others as well as statements regarding the evaluation of strategic alternatives. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’ foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; risks and uncertainties relating to the possible transaction and process of exploring strategic alternatives; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2011 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by Cypress Semiconductor Corporation through its wholly owned

RAMTRON BOARD UNANIMOUSLY CONCLUDES

CYPRESS’ UNSOLICITED TENDER OFFER IS INADEQUATE / Page 2

subsidiary, Rain Acquisition Corp., Ramtron is filing a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF RAMTRON ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov. Ramtron also will provide a copy of these materials without charge on its website at www.ramtron.com, or stockholders may call the company’s Information Agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

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